Consent of Independent Registered Public Accounting Firm
The Board of Directors
Harte Hanks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-54303, 333-03045, 333-30995, 333-63105, 333-41370, 333-90022, 333-127993, 333-159151, 333-189162, and 333-189781) on Form S-8 of Harte Hanks, Inc. and subsidiaries (the Company) of our report dated March 14, 2016, except for the restatement of discontinued operations in the consolidated balance sheet, statements of comprehensive income (loss), statements of cash flows and Notes A, D, E, H, K, and N, as to which the date is June 16, 2017, which report appears in the December 31, 2016 annual report on Form 10-K of Harte Hanks, Inc.

/s/ KPMG LLP

San Antonio, Texas
June 16, 2017